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                                                                  EXHIBIT (a)(8)


             WOLVERINE TUBE ANNOUNCES STOCK OPTION EXCHANGE PROGRAM

         HUNTSVILLE, Ala., August 23, 2001 - Wolverine Tube, Inc. (NYSE: WLV) today announced that the Company will conduct a voluntary stock option exchange program for eligible option holders. Under the program, U.S. and Canadian employees, officers and directors of Wolverine and its subsidiaries will have the opportunity to cancel outstanding options with an exercise price of $20.00 or higher in exchange for new options to purchase one share of Wolverine common stock for every two shares underlying the exchanged options. Wolverine intends to grant the new options approximately six months after the exchanged options are cancelled. The new options will have an exercise price based on the market value of the Company's common stock at the date of the grant.

         Wolverine Tube, Inc. provides its customers with copper and copper alloy tube, fabricated products, brazing alloys, fluxes and lead-free solder, as well as copper and copper alloy rod, bar and strip products. Internet addresses: http://www.wlv.com and http://www.silvaloy.com.

         Forward-looking statements in this press release are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as "may," "will," "expect," "believe," "intend" and other similar terminologies and express the Company's expectations concerning the option exchange program. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statement contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. A discussion of the risk factors which could cause actual results to differ from those contained in the forward-looking statements can be found in the Company's Tender Offer Statement on Schedule TO, filed with the Securities and Exchange Commission on August 23, 2001, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as well as other reports filed from time to time with the Securities and Exchange Commission, including the Company's most recent Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2001.


CONTACT:    Thomas D. Johnson, Jr.
            Director, Investor Relations & Communications
            (256) 580-3969

SOURCE:     Wolverine Tube, Inc.